Exhibit 10.3

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made effective as of February 13, 2006 (the "Effective Date") by CONTINENTAL GLOBAL GROUP, INC., a Delaware corporation (the "Employer"), and Ronald Kaplan, an individual resident at 600 Antler Drive, Lewisberry, PA 17339 (the "Executive").

                                    RECITALS

A. Employer is a holding company headquartered at 438 Industrial Drive, Winfield, Alabama 35594 (the "Headquarters"). Through its subsidiaries, Employer is primarily engaged in the worldwide manufacture and distribution of bulk material handling equipment, conveyors, and replacement equipment, primarily for use in the mining industry (the "Business").

B. The Employer and the Executive hereby agree upon employment of the Executive upon terms herein set forth.

C. The Executive will report directly to the Board of Directors of Employer and to the Chairman of the Board. The Presidents and General Managers of the Employer's subsidiaries in the United States, Australia, the United Kingdom, South Africa and elsewhere will report directly to the Executive.

D. The Employer wishes to employ the Executive as President and Chief Executive Officer and the Executive wishes to be employed by the Employer in such capacity and according to the terms and conditions stated herein.

                                    AGREEMENT

         The parties, in consideration of the mutual promises and covenants contained herein, hereby agree as follows:

1.       EMPLOYMENT/DUTIES

1.1      EMPLOYMENT

The Executive shall commence employment no later than February 13, 2006, by reporting to the Chairman, and then to the Winfield, Alabama facility. The Executive shall be employed by the Employer on a guaranteed first, one year basis, after which employment will continue on an at-will basis, and the Executive shall be subject to the ongoing oversight of the Board of Directors, any committee thereof, and by the Chairman of the Board. A press release shall be drafted by the Employer, with cooperation from the Executive, for release prior to February 13, 2006.


1.2      DUTIES

The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will serve as President and CEO of the Employer. The Executive shall maintain his principal office at the headquarters in Winfield, Alabama. The Executive shall be required to travel outside that area to the extent reasonably necessary in the good faith judgment of the Board of Directors or the Chairman of the Board to advance the interests of the Business. The Executive will be required to oversee Global operations outside the U.S.A., which will require substantial travel to various countries. The Executive will devote his entire business time exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

2.       COMPENSATION

         (a) Salary. The Executive will be paid a base Salary of Thirty-Three Thousand, Three Hundred Thirty-Four Dollars ($33,334.00) per month (the "Salary"). The Salary shall be payable in equal periodic installments according to the Employer's customary payroll practices and policies and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies.

         (b) Retirement and Health Benefits. The Executive will be permitted to participate in such defined contribution pension plan, and 401K, hospitalization, and major medical plans of the Employer that may be in effect from time-to-time, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits").

         (c) Bonuses. The Employer shall pay bonuses to Executive in the amount, and subject to the terms and conditions set forth in Schedule A attached hereto.

         (d) Vehicle. During the Executive's employment, Executive shall have use of a leased company vehicle up to $700.00 per month (four door GM, Chrysler or Ford) in accordance with the Employer's standard policy on company vehicles as in effect from time-to-time. The Employer shall be responsible for maintenance costs with respect to such vehicle. At Executive's option, Company will reimburse at least an equal amount for use of Executive's own automobile.

         (e) Life Insurance. During the Executive's employment, the Employee shall be eligible to participate in the Employer's term or group life insurance benefit plan and to the extent the Employee meets applicable underwriting criteria, at the expense of the Employer, shall have death benefit coverage up to $1,000,000.00, for which the Employee may designate a beneficiary.


         (f) Vacation. During his first full year of employment, the Executive shall be entitled to two weeks vacation in accordance with the Employer's then applicable vacation policy. Thereafter, the Executive shall be entitled to three weeks of vacation in accordance with the Employer's then applicable vacation policy. The Executive may elect to take up to two weeks additional vacation in any year, at his option, however, such vacation shall be without pay.

         (g) Relocation. The Employer shall pay reasonable relocation and moving expenses for Executive and his immediate family's personal and household goods. Prior to incurring any such expenses, Executive shall obtain three competitive bids for any relocation or moving services and submit such bids for approval by the Employer. For any new residence that Executive will purchase in the close vicinity of Winfield, or another location approved by the Board of Directors, the Employer will also reimburse the Executive for closing costs of both properties.

                           (i) The Employer shall pay reasonable travel and
                  lodging expenses for three house-hunting trips for the Executive and spouse. These, and any other miscellaneous related relocation and moving expenses, shall not exceed $10,000. The Employer shall gross up to the Executive, the projected tax liability for payment of such expense by the Employer.

                           (ii) Temporary housing for 150 days (or until he is
                  permanently relocated), before Executive's permanent relocation in the Winfield area (or other location approved by the Board), will be reimbursed for all expenses, by the Employer.

                           (iii) The Executive shall permanently re-locate
                  within the Winfield area within 150 days from commencement of employment.

                           (iv) The Employer will pay for initiation fee and any
                  fees of a country club, including expenses monthly incurred at the club for business purposes, at a location in the Winfield area.

3.       TERMINATION

3.1      EVENTS OF TERMINATION

         All rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate:

         (a)      upon the death of the Executive;

         (b) upon the disability of the Executive (as defined in Section 3.2) immediately upon notice from either party to the other;

         (c) for cause (as defined in Section 3.3), immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or

         (d) upon not less than ninety (90) days' prior notice by either party to the other.

3.2       DEFINITION OF DISABILITY

For purposes of Section 3.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties under this Agreement for 60 consecutive days, or 120 days during any twelve month period, as determined in accordance with this Section 3.2. The disability of the Executive will be determined by a medical doctor selected by the Employer, upon fifteen days' advance written notice to the Executive. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 3.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. The determination of the medical doctor selected under this
Section 3.2 will be binding on both parties.

3.3        DEFINITION OF "FOR CAUSE"

For purposes of this Agreement, the phrase "for cause" means: (a) the Executive's material breach of this Agreement; (b) the Executive's violation of any written Employer policy for which other employees would be subject to termination; (c) the appropriation (or attempted appropriation) of a business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime, with respect to which imprisonment is the punishment; or (f) the Executive's failure to obey a written directive of the Board of Directors or Chairman of the Board, having a bearing on the Executive's duties.

3.4        TERMINATION PAY

Effective upon the termination of the Executive's employment, the Employer will be obligated to pay the Executive (or, in the event of his death, his estate) only such compensation as is provided in this Section 3.4, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer.

         (a) Termination by the Employer for Cause. If the Employer terminates this Agreement for Cause, the Executive will be entitled to receive his Salary and Benefits only through the date such termination is effective.

         (b) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under
Section 3.2, the Employer will continue to pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of twelve consecutive months thereafter or the period until disability insurance benefits commence under any disability insurance coverage furnished by the Employer to the Executive.

         (c) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive will be entitled to receive his Salary and Benefits through the end of the calendar month in which his death occurs.

         (d) Termination by Notice by the Employer. After the guaranteed first year term, if this Agreement is terminated by Employer upon the provision of ninety (90) days' notice to the Executive thereof in accordance with Section 3.1(d), the Employer will continue to pay the Executive his Salary and Benefits (excluding pension contribution) for twelve consecutive months after the date of such notice.

         (e) Termination by Notice by Executive. If Executive resigns his employment as delivers the ninety (90) day notice required by Section 3.1(d), then Employer will continue to pay the Executive his Salary and Benefits through the 90 day period.

         (f) Benefits. The Executive's accrual of, or participation in plans providing for, the Benefits and all other benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans. The Executive will not receive, as part of his termination pay pursuant to this
Section 3, any payment or other compensation for any vacation, holiday, sick leave, or other leave unused on the date the notice of termination is given under this Agreement.

3.5      DEFINITION OF "CHANGE OF CONTROL"

For purposes of this Agreement "Change of Control" means the occurrence of any of the following: (a) adoption of a plan relating to the liquidation or dissolution of the Employer, or (b) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, excluding, however, any transaction or series or series of transactions to the shareholder or to an affiliate of the shareholder, or to an immediate family member of any such affiliate.

3.6      RESIGNATION AFTER "CHANGE OF CONTROL"

After the occurrence of any event or events which constitute a "change in control" in the Employer, the Executive shall have the election to voluntarily terminate employment with the Employer and to receive the continuation of Base Salary for a period of 24 months following the effective date of his resignation. Within 45 days of the occurrence of a change in control event, the Executive shall deliver written notice to the Board of Directors of the Employer in which the specific change of control event shall be identified with particularity and in which the Executive shall provide notice of his voluntary resignation from all positions held in the Employer and its subsidiaries and affiliates, the same being effective not less than 30 days from the date of notice and not more than 60 days from the date of notice. The Company may, at its election, waive the waiting time set forth in such notice, in full or in part. The Executive will not independently make any announcement of his election.

         If the Executive obtains other employment, or commences business as a principal, agent or representative of another business entity while the continuation of his salary is ongoing according the previous paragraph, then the payments made by the Employer will be reduced by the amount of compensation earned or accrued by the Executive in his new business relationship, for the balance of the 24 month period. The Executive shall have a duty to report all such income to the Employer, in order for this section to be administered.

4.          NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

         In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

          (a)     Confidentiality.

                  (i) The Executive will at all times, hold in confidence all proprietary or business confidential information of the Employer and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                  (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered confidential information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                  (iii) None of the foregoing obligations and restrictions applies to any part of the confidential information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

                  (iv) The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the employment, the Executive will return to the Employer all of the proprietary items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

5.       NON-COMPETITION AND NON-INTERFERENCE

5.1 The Executive acknowledges that: (a) the Employer's business is international in scope and its products are or will be marketed throughout the world; (b) the Employer competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 5 are reasonable and necessary to protect the Business.

5.2      COVENANTS OF THE EXECUTIVE

In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

(a) during his employment, and for three years thereafter, be employed by, participate in, associate with, or invest in, own, manage, operate, finance, or control, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere in the world;

(b) whether for the Executive's own account or for the account of any other person, at any time during this employment or for three years thereafter, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Employer;

(c) whether for the Executive's own account or the account of any other person (i) at any time during his employment or for five years thereafter, solicit, employ or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the employment or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during his employment and for five years thereafter, interfere with the Employer's relationship with any person, including any person who at any time during the employment was an employee, contractor, supplier, or customer of the Employer; or

(d) at any time during or after the employment, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be diminished or modified, as a court of competent jurisdiction may determine in order to allow it to comply with applicable law, and shall be binding as so modified. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Executive of such covenant. The Executive will, while the covenant under this Section 5.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

6.         GENERAL PROVISIONS

6.1        INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 6 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 4 or 5, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement. The covenants by the Executive in Sections 4 and 5 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed the Executive.

6.2      BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

6.3       NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Employer:        Continental Global Group, Inc.
                           438 Industrial Drive
                           Winfield, Alabama 35594
                           Attention: Chairman of the Board - PERSONAL &
                           CONFIDENTIAL
                           Also at his office: 6140 Parkland Blvd., Mayfield
                           Hts., OH 44124




If to the Executive:       Ronald W. Kaplan
                           ----------------------

                           ----------------------


This Agreement and any documents executed in connection herewith, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

6.4        ARBITRATION

This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to principles of conflicts of laws. All disputes under this Agreement, except for claims for injunctive relief, shall be settled by arbitration in Birmingham, Alabama, before a single arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction there over. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this section 6.4. The arbitrator shall be selected by the joint agreement of the Executive and the Employer, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of such Association from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto.

6.5       SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.6        COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

6.7       WAIVER OF JURY TRIAL

THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date above first written above.

EMPLOYER:                                            EXECUTIVE:

CONTINENTAL GLOBAL GROUP INC.



By: __________________________________                _____________________
                                                      Ronald W. Kaplan
Title: ________________________________

                                    EXHIBIT A


BONUSES

Annual Bonuses - The Executive shall be entitled to the payment of an annual bonus of up to 50% of Basic Compensation upon the achievement of certain pre-tax profit targets established by the Board of Directors in connection with approval of the Employer's annual business plan. If earned by the Executive, such annual bonus shall be paid within 90 days of the date that the Employer's audited financial statements have been approved by the Board of Directors for the previous fiscal year; provided, however, the Executive shall not be entitled to any bonus payment unless the Executive is employed by the Employer at the time such bonus payment becomes due. If the Executive is terminated during any year in which an annual bonus would have become payable had the Executive remained employed with the Employer, the Executive shall be entitled to a pro-rated annual bonus based upon actual results through his date of termination as reasonably determined by the Board of Directors. The bonus due and payable to the Executive for any Fiscal Year shall be calculated in accordance with the table below:

                                                    Achievement of
           Bonus Percentage                     Pre-Tax Profit Target

                 50%                                     100%
                  0%                                      75%

Notwithstanding the foregoing, if the percentage of target achieved is greater than 75%, but less than 100%, of the annual pre-tax profit target established by the Board of Directors, than the Executive's annual bonus shall be determined by on a pro-rata basis for each percentage point of pre-tax profit achieved that is greater than 75% of target. If the percentage of target achieved is greater than 100%, of the annual pre-tax profit target established by the Board of Directors, than the Executive's annual bonus percentage shall be 50% plus an additional 1% for each percentage point of pre-tax profit achieved that is greater than 100% of target. If a change in accounting practice results in a material increase or decrease of the Employer's pre-tax profit for any fiscal year, than the Board of Directors may determine in good faith whether any adjustment in the pre-tax profit goal and bonus calculation will be made. Pre-tax profit shall be determined in accordance with the Employer's annual audited financial statements without giving effect to any extraordinary transaction, such as a repurchase of securities or a sale or purchase of a business unit, or the sale of a material capital asset. The Board of Directors determination of any applicable bonus amount and of whether a pre-tax profit target has been achieved shall be final and binding upon the Executive.